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                                                                EXHIBITS 1.A.5.a

            PROVIDENT MUTUAL LIFE INSURANCE COMPANY OF PHILADELPHIA

                                     RIDER

                           CHILDREN'S TERM INSURANCE


POLICY NUMBER                                          RIDER ISSUE DATE

The Company will pay the Death Benefit for an Insured Child to the beneficiary specified below, upon receipt of due proof of the death of such Insured Child while this Rider is in force, subject to the terms and conditions of this Rider.

DEATH BENEFIT. The Death Benefit on each Insured Child under this Rider is the amount of insurance in force on that child's life on the date of death. Each Insured Child will be covered for the same amount of insurance.

     The amount of insurance on each Insured Child is shown on page 3 of the Policy. Such insurance will cease to be in force on the Expiry Date or the termination of this Rider, if earlier.

EXPIRY DATE. The Expiry Date of insurance under this Rider is the earlier of:

     1.   the Policy Anniversary nearest the Insured's 65th birthday; or
     2.   an Insured Child's attainment of age 25.

DEFINITIONS.

     "INSURED" means the person named as the Insured on page 3 of the Policy, and does not mean an Insured Child.

     "INSURED CHILD" means:

          1. any child, stepchild or legally adopted child of the Insured, provided such child is named in the application for this Rider and on the date of such application has not reached his or her 18th birthday; and
          2.   any child who, after the date of such application, is:
               a.   born to the Insured; or
               b. legally adopted by the Insured before such child's 18th birthday.

     In no case, however, will any child born or adopted after the date of such application be deemed to be an Insured Child before attaining the age of 15 days.

OWNER. The Owner of this Rider, unless otherwise provided, is:

     1.   the Insured, during his or her lifetime; and
     2. after the death of the Insured, each surviving Insured Child, with respect to any term insurance in force on his or her own life.

     The Owner may exercise all rights granted by this Rider.

BENEFICIARY. Unless changed by the Owner, the beneficiary entitled to receive any Death Benefit payable at the death of an Insured Child will be:

     1.   the Insured, if then living; otherwise
     2.   the executor or administrator of such Insured Child.

     The Owner of any insurance under this Rider may change the beneficiary of such insurance by Written Request while the Owner and the Insured Child are living. This change must be filed at our Home Office. The change will take effect as of the date the request is signed, even if the Insured Child or the Owner dies before the Company receives it. Each change will be subject to any payment or other action taken by the Company before receiving the request.

     Any reference in any beneficiary designation to a beneficiary living will mean, unless otherwise provided, living at the death of the Insured Child.

PAID-UP TERM INSURANCE ON INSURED CHILD. If the Insured dies while this Rider is in force, except as set forth in the "Suicide Exclusion" clause of this Rider, any term insurance provided by this Rider on the life of an Insured Child will become fully paid-up. Such insurance will continue in force without further payment of premium until its Expiry Date.

CASH VALUE OF PAID-UP TERM INSURANCE. Any paid-up term insurance in force on the life of the Insured Child may be surrendered upon Written Request at any time for its cash value. The amount of cash value available will be provided on request.

     The cash value of any paid-up term insurance at the end of a Policy Year will be the net single premium for such insurance at the Attained Age of the Insured. The cash value will be computed on the basis of the Commissioners 1980 Standard Ordinary Mortality Table, curtate functions and interest at the yearly rate of 4 1/2%. The cash value at any time during a Policy Year will be determined by the Company with due allowance for the time elapsed in such year.

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CONVERSION OF TERM INSURANCE AT EXPIRY. On its Expiry Date, any term insurance in force on the life of an Insured Child may be converted, without evidence of insurability, to a policy on the life of such Insured Child, subject to the following:

     1. Written Request must be made within the 90 day period ending on the Expiry Date of the term insurance under this Rider.
     2. The policy may be any life plan which has a level face amount and a level premium. It must also be one which, on that date, is customarily issued by the Company at the then Attained Age of the Insured Child and for the amount applied.
     3. The face amount of the policy of the life of an Insured Child may not be for more than 5 times the amount of term insurance in force under this Rider on its Expiry date.
     4. The Issue Date of the policy will be the Expiry Date of the term insurance under this Rider. It will take effect only upon payment to the Company of the first premium no later than such Issue Date and while the Insured Child is still living.
     5.   The policy will be:
          a.   a life plan in use by the Company on its Issue Date;
          b. at the premium rate then in use based on the age of the Insured Child at his or her birthday nearest that date; and
          c.   in the standard premium classification.
     6. A Rider for benefits in event of disability or accidental death may be included in the policy only with the consent of and evidence of insurability satisfactory to the Company.

SUICIDE EXCLUSION. If, within two years from the Rider Issue Date, an Insured Child commits suicide, while sane or insane, the Death Benefit for such Insured Child will not be payable. The Insured will have the option to continue coverage under this Rider on other Insured Children, or request the return of all premiums paid for this Rider. Any election must be made within 30 days after the date of such Insured Child's death.

     If, within two years from the Rider Issue Date, the Insured commits suicide, while sane or insane, the Company will refund the sum of all premiums paid for this Rider. After such death of the Insured, this Rider and all insurance under it will cease to be in force.

MISSTATEMENT OF AGE. If the Insured's age has been misstated, the correct age will be used to determine the termination date of this Rider.

     If the age of an Insured Child has been misstated, the correct age of such child will be used to determine:

     1.   whether such child is an Insured Child; and
     2.   the Expiry Date of any term insurance on such child's life.

INCONTESTABILITY. The Company will not contest this Rider as to the insurance provided on the life of any person insured under it after it has been in force during the lifetime of such person for 2 years from the Rider Issue Date.

REINSTATEMENT. If the Policy is reinstated prior to the termination of this Rider, this Rider may be included in the reinstated Policy:

     1. upon evidence satisfactory to the Company of the insurability of each person who would be insured under this Rider upon its reinstatement; and
     2. if all past due premiums are paid with interest at the yearly rate of 6%.

     Failure to furnish evidence satisfactory to the Company of the insurability of any child will not prevent reinstatement of this Rider; however, any child for whom such evidence is not furnished will not be covered under this Rider upon reinstatement. Upon reinstatement there shall be no liability with respect to the death of any Insured Child which may have occurred while the Policy and this Rider were not in force.

COST OF RIDER. The monthly cost of this Rider is determined by the Death Benefit divided by 1,000 multiplied by 0.52. The monthly cost will be deducted from the Policy Account Value on each Policy Processing Day.

TERMINATION. This Rider will terminate:

     1. on the first Policy Processing Date after we receive Written Request for termination;
     2.   on the date of surrender or other termination of this Policy; or
     3.   on the Policy Anniversary nearest the Insured's 65th birthday.

     No monthly deduction for the cost of this Rider will be made after termination.



Attached by Provident Mutual Life Insurance Company of Philadelphia on the Rider Issue Date.


                                         /s/ ROBERT W. KLOSS
                                         President and Chief Executive Officer


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